TRANSITION AGREEMENT
And
EMPLOYMENT AGREEMENT AMENDMENT

This Transition Agreement and Employment Agreement Amendment (“Agreement”) is made as of the 3rd day of September, 2020 (the “Effective Date”) by and between Kurt Silverman (“Executive”) and Limelight Networks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A. The Company and Executive entered into that certain Employment Agreement dated as of October 1, 2013 (the “Original Agreement”) which was subsequently amended as of February 23, 2016 (the “First Amendment”). The term “Employment Agreement” as used herein means the Original Agreement as amended by the First and Amendment. Employee and the Company also entered into an At-will Employment, Confidential Information Invention Assignment and Arbitration Agreement dated as of August 19, 2013, (the “Inventions Agreement”) and an Indemnification Agreement, (the “Indemnity Agreement”).

B.The Company and Executive intend that will remain an employee until December 31, 2020 (the “Separation Date”), provided that he will only accrue toward his 2020 bonus through September 30, 2020. From the date of this Agreement until the Separation Date, Executive reasonably available to advise and consult on transition matters and advise on third party technology due diligence as further provided in this Agreement.

C.The Parties also intend to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or termination of his employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

1.Definitions. The following terms will have the meanings set forth below. The capitalized terms not otherwise defined herein will have the meaning set forth in the Employment Agreement.

a.Transition Period means the period beginning on the Effective Date and ending on the Separation Date.

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b.Equity Awards means all stock options (“Options”) and restricted stock units (“RSUs”) granted to Executive and currently outstanding as of the Effective Date.
c.Continued Vesting Date means December 1, 2020.

2.Performance of Duties During Transition Period. During the Transition Period, Executive will be reasonably available to assist Dan Carney in the transition of his duties and responsibilities through the Separation Date. Executive will also be reasonably available to assist other members of the Senior Leadership Team in evaluating third party products and services from a technical standpoint, including, but not limited to, how such products and services may integrate or complement the Company’s existing product and services. Executive’s employment will terminate on the Separation Date.
3.Separation upon Conclusion of Transition Period. Subject to Section 5 (release of claims), unless the Company terminates this Transition Agreement for Cause, Executive will continue to receive through the Separation Date: (i) current Base Salary paid in accordance with normal payroll practices; (ii) benefits or compensation as provided under the terms of any executive benefit and compensation agreements or plans applicable to Executive (provided that, Executive will cease to accrue toward his 2020 bonus as of September 30, 2020); (iii) unreimbursed business expenses required to be reimbursed to Executive; (iv) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement, and/or the Indemnity Agreement, as applicable and (v) the actual bonus achieved under the 2020 Management Bonus Plan by Executive, as prorated through September 30, 2020, and minus amounts already paid to Executive. Subject to IRC section 409A, the amount in subsection (v) above will be paid in a lump sum on the later of (a) the date on which the Company makes the final payment to participants of the 2020 Management Bonus Plan, but in no event will be paid later than March 15, 2021, or (b) within seven (7) days following the effective date of the Release referenced in Section 5 below. Any amounts in subsection (i) above will only be paid following the effective date of the Release referenced in Section 6 below. Executive acknowledges that he will not receive any payment for accrued and unused vacation and waives any right thereto that may exist.
4.Continued Vesting of Equity Awards Through the Continued Vesting Date. Subject to Section 5 (release of claims), unless the Company terminates this Transition Agreement for Cause, Executive’s existing Equity Awards will continue to vest in accordance with the existing vesting schedules through the Continued Vesting Date. All Equity Awards unvested as of the end of the Continued Vesting Date will be forfeited on that date. Executive will be entitled to exercise outstanding vested Options until the first to occur of: (i) June 30, 2021, (ii) the applicable scheduled expiration date of such award as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option.

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5.Releases of Claims. The receipt of any benefits pursuant to Sections 3 and 4 is subject to and conditioned upon Executive signing, concurrent herewith, and not revoking release of claims in a form reasonably acceptable to the Company (and substantially in the form attached hereto as Exhibit A) and honoring all continuing covenants in this Agreement, the Employment Agreement (including without limitation the provisions of section 8 thereof) and the Inventions Agreement, provided that receipt of any benefits pursuant to Section 4(v) is subject to and conditioned upon Executive signing and not revoking a release of claims, as set forth in such clause (v).
6.Amendment of Employment Agreement. This Agreement amends the Employment Agreement and supersedes the Employment Agreement to the extent provisions between the documents are inconsistent, and in particular, this Agreement supersedes the provisions of section 7 of the Employment Agreement regarding severance benefits. For the avoidance of doubt, if Executive is entitled to any benefits under this Agreement, Executive shall not be entitled to any different or additional benefits under the Employment Agreement. The provisions of the Employment Agreement that are not amended or superseded by this Agreement are applicable to, and incorporated into, this Agreement, including sections 15, 16 and 18 through 25 of the Employment Agreement.
7.Integration. This Agreement, together with the Employment Agreement, Inventions Agreement, Indemnity Agreement and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.
8.Notices. Section 13 of the Employment Agreement, Notices, is amended to include the following updated address for notices to the Company:

1465 North Scottsdale Road
Suite 400
Scottsdale, Arizona 85257
Attn: Vice President of Human Resources

If to Executive:
Last residential address provided by Executive to the Company’s Human Resources Department

In witness whereof, this Agreement has been signed as of the day and year first above written.

COMPANY:
LIMELIGHT NETWORKS, INC.

/s/ Robert Lento        Date: September 3, 2020
Robert Lento, Chief Executive Officer

EXECUTIVE:

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/s/ Kurt Silverman        Date: September 3, 2020
Kurt Silverman

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